Exhibit 10.9

Execution Version

Dated 6 February 2013

RF2M MICROELECTRONICS LTD

as Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Security Trustee

DEBENTURE

(i)

Schedule 1 Form of Notice of Assignment of Assigned Accounts	24

Schedule 2 Form of Notice of Charge of Accounts	28

Schedule 3 Details of Real Property	32

(ii)

THIS DEBENTURE is dated 6 February 2013 and made between:

(1)	RF2M MICROELECTRONICS LTD, a company incorporated and registered in England and Wales with company number 02721281 and whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, England, NR30 3PX (the “Company”).

(2)	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Security Trustee”) which expression shall include any person for the time being appointed as security trustee for the purpose of, and in accordance with, the Credit Agreement.

BACKGROUND

(A)	The Company and the Security Trustee (among others) have entered into the Credit Agreement (as defined below).

(B)	It is a condition precedent under the Credit Agreement (as defined below) that the Company acts as a Guarantor and enters into this Debenture.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture, words and expressions shall (unless otherwise expressly defined in this Debenture) have the meaning given to them in the Credit Agreement (as defined below):

“Account” means any account opened or maintained by the Company with any bank or financial institution or any other person (and any replacement account or subdivision or subaccount of that account), the debt or debts represented thereby and all Related Rights.

“Assigned Account” means the following accounts established and maintained at the offices of National Westminster Bank Plc in England numbered as follows:

[Redacted.]

and any other Accounts that may from time to time be identified in writing as an Assigned Account by the Security Trustee and the Company.

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the Security created or expressed to be created in favour of the Security Trustee by or pursuant to this Debenture (and references to the Charged Property shall include references to any part of it).

“Collateral Rights” means all rights, powers and remedies of the Security Trustee provided by or pursuant to this Debenture or by law.

“Credit Agreement” means the credit agreement dated on or about the date hereof made between, among others, API Technologies Corp. and the Borrowers identified on the signature pages thereof, Wells Fargo Bank, National Association as Lender, Agent and UK Security Trustee and Burdale Financial Limited as UK Lender and any other Person that joins the agreement as a Borrower in accordance with the terms thereof, as amended, varied, novated or supplemented from time to time.

“Insurance Policy” means any policy of insurance in which the Company may from time to time have an interest and all Related Rights including any right to the return of any premium.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Investments” means:

(a)	all present and future stocks, shares, loan capital, debentures, bonds, investments, securities and certificates of deposit;

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in paragraphs (a) and (b),

in each case whether held legally or beneficially, directly by or to the order of the Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Monetary Claims” means all present and future book and other debts and monetary claims recoverable or receivable by, or due or owing to the Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company).

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 1 (Form of Notice of Assignment of Assigned Account).

“Notice of Charge” means a notice of charge in substantially the form set out in Schedule 2 (Form of Notice of Charge of Account).

“Real Property” means:

(a)	any freehold, leasehold or immovable property (including the freehold property in England and Wales specified in Schedule 3 (Details of Real Property); and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such freehold or leasehold property; and all Related Rights.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of all or any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, Security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset.

“Secured Liabilities” means the UK Obligations, owing, incurred or payable or expressed or intended to be due, owing, incurred or payable by the UK Loan Parties to the Secured Parties under or in connection with the Loan Documents or this Debenture whether actual or contingent, present or future, joint or several, as principal debtor or surety, together with interest (including, without limitation, default interest) accruing in respect of such monies or liabilities.

“Secured Parties” means the Security Trustee, any Receiver and each Lender, in each case, from time to time party to the Credit Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Debenture to the date the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Company’s stock in trade or work in progress) and all Related Rights.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Debenture to:

(i)	the “Security Trustee”, the “Company” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted assignees and transferees in accordance with their respective interests;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)	a provision of law is a reference to that provision as amended or re-enacted;

(vi)	a time of day is a reference to London time; and

(vii)	“dollars” or “$” means the lawful currency of the United States of America.

(b)	Section, clause and schedule headings are for ease of reference only.

1.3	Third party rights

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.

1.4	Designation

This Debenture is a Loan Document for the purposes of the Credit Agreement.

2.	PAYMENT OF SECURED LIABILITIES

2.1	Covenant to pay

The Company shall, on demand, pay to the Security Trustee and discharge the Secured Liabilities when they fall due.

2.2	Interest

If the Company fails to pay any sum on the due date for payment of that sum, the Company shall pay interest to the Security Trustee on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of Section 2.6(c) (Default Rate) of the Credit Agreement.

3.	FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1	Fixed charges

(a)	The Company charges with full title guarantee in favour of the Security Trustee as Security for the payment and discharge of the Secured Liabilities, by way of first fixed charge (which so far as it relates to land in England and Wales vested in the Company at the date of this Debenture shall be a charge by way of legal mortgage) all the Company’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party) the Real Property.

(b)	The Company charges with full title guarantee in favour of the Security Trustee as Security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Company’s right, title and interest from time to time in and to:

(i)	the Tangible Moveable Property;

(ii)	the Accounts;

(iii)	the Intellectual Property;

(iv)	all present and future goodwill and rights in relation to the uncalled capital of the Company;

(v)	the Investments;

(vi)	all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture; and

(vii)	any Insurance Policy and all moneys payable and paid to it under or in respect of any Insurance Policy.

3.2	Assignments

The Company assigns and agrees to assign absolutely with full title guarantee to the Security Trustee as Security for the payment and discharge of the Secured Liabilities all the Company’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to that assignment from any third party) all rights and claims (including in relation to the debt or debts represented thereby and all Related Rights) in relation to any Assigned Account.

3.3	Floating charge

(a)	The Company charges with full title guarantee in favour of the Security Trustee as Security for the payment and discharge of the Secured Liabilities by way of first floating charge all present and future assets, property, rights and undertaking of the Company.

(b)	The floating charge created by paragraph (a) above shall be deferred in point of priority to all fixed Security validly and effectively created by the Company under the Loan Documents in favour of the Security Trustee as Security for the Secured Liabilities.

(c)	Paragraph 14 of Schedule Bl to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 (Floating charge).

3.4	Excluded Property

(a)	There shall be excluded from the fixed charges created by Clause 3.1 (Fixed charges) and from the operation of Clause 6 (Further assurance) any leasehold property held by the Company under a lease which either precludes absolutely or conditionally (including requiring the consent of any third party) from creating any charge over its leasehold interest in that property (each an “Excluded Property”).

(b)	There shall be excluded from the fixed charges created by Clause 3.1 (Fixed charges) and from the operation of Clause 5.5 (Registration of Intellectual Property) and Clause 6 (Further assurance) any Intellectual Property in respect of which the Company has an interest under any licence or other agreement which either precludes absolutely or conditionally (including requiring the consent of any third party) from creating any charge over its interest in such Intellectual Property (each an “Excluded Intellectual Property”).

(c)	For each Excluded Property and each Excluded Intellectual Property, the Company undertakes to apply for the relevant consent or waiver of prohibition or condition promptly at the request of the Security Trustee and, in respect of each Excluded Property and each Excluded Intellectual Property which provides that the relevant third party will not unreasonably withhold its consent to charging, to use all reasonable endeavours to obtain that consent as soon as possible and to keep the Security Trustee informed of the progress of its negotiations.

(d)	If required by the Security Trustee at any time following receipt of the waiver or consent referred to in paragraph (c) above, the Company will forthwith, in the case of the relevant Excluded Property, execute a valid legal mortgage in such form as the Security Trustee shall reasonably require and in the case of the relevant Excluded Intellectual Property, execute a valid fixed charge or legal assignment in such form as the Security Trustee shall reasonably require.

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	By notice

The Security Trustee may at any time by notice in writing to the Company convert the floating charge created by Clause 3.3 (Floating charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

(a)	an Event of Default has occurred and is continuing; or

(b)	the Security Trustee reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process.

4.2	Automatic

Notwithstanding Clause 4.1 (By notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

(a)	the Company creates or attempts to create any Security (other than any Permitted Liens or any Security created with the consent of any of the Secured Parties) over all or any of the Charged Property; or

(b)	any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

(c)	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Company or an administrator is appointed to the Company; or

(d)	any person (who is entitled to do so) gives notice of its intention to appoint an administrator to the Company or files such a notice with the court; or

(e)	the Company disposes or attempts to dispose of, all or any part of the Charged Property (other than as permitted pursuant to the terms of the Credit Agreement or property that is only subject to the floating charge while it remains uncrystallised which property may be disposed of in the ordinary course of business or if it is obsolete or redundant).

5.	PERFECTION OF SECURITY

5.1	Notices of Assignment

The Company shall deliver to the Security Trustee (or procure delivery of) Notices of Assignment in the form set out in Schedule 1 (Form of Notice of Assignment of Assigned Accounts) duly executed by, or on behalf of, the Company in respect of each Assigned Account promptly upon the designation at any time by the Security Trustee and the Company of any account as an Assigned Account, and in each case shall use commercially reasonable endeavours to procure that each notice is promptly acknowledged by the bank or financial institution or other person with which the relevant Assigned Account is opened or maintained.

5.2	Notices of Charge

The Company shall on the date of this Debenture or, if otherwise requested by the Security Trustee from time to time promptly deliver to the Security Trustee (or procure delivery of) Notices of Charge (in the form set out in Schedule 2 (Form of Notice of Charge of Account)) duly executed by, or on behalf of, the Company in respect of each Account (other than the Assigned Accounts), and in each case shall use commercially reasonable endeavours to procure that each notice is promptly acknowledged by the bank or financial institution or other persons with which the relevant Account is opened or maintained.

5.3	Additional advances

Subject to the terms of the Credit Agreement each Lender is under an obligation to make additional advances to the Company and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.4	Registration of Intellectual Property

The Company shall, if requested by the Security Trustee, execute all such documents and do all acts that the Security Trustee may reasonably require to record the interest of the Security Trustee in any registers relating to any registered Intellectual Property.

6.	FURTHER ASSURANCE

6.1	General

The Company shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(a)	to perfect the Security created or intended to be created in respect of the Charged Property (which may include the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Security Trustee Security over any property and assets of the Company located in any jurisdiction outside England and Wales equivalent or similar to the Security intended to be conferred by or pursuant to this Debenture; and/or

(c)	to facilitate the realisation of the Charged Property.

6.2	Necessary action

The Company shall promptly take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee by or pursuant to this Debenture.

6.3	Implied covenants for title

The obligations of the Company under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative pledge

The Company will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Security on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except as permitted pursuant to the Loan Documents.

7.2	No disposal of interests

The Company undertakes that it shall not (and shall not agree to) at any time during the subsistence of this Debenture, except as permitted pursuant to the Loan Documents or by this Clause 7:

(a)	execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

(b)	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

(c)	(i) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (ii) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Security Trustee to exercise any of the Collateral Rights; or

(d)	assign or otherwise dispose of any interest in any Account and no right, title or interest in relation to any Account maintained with the Security Trustee, or the credit balance standing to any such Account shall be capable of assignment or other disposal.

8.	INVESTMENTS

8.1	Investments: Payment of calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Company in such payment, the Security Trustee may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by the Security Trustee shall be reimbursed by the Company to the Security Trustee on demand and shall carry interest from the date of payment by the Security Trustee until reimbursed at the rate and in accordance with Clause 2.2 (Interest).

8.2	Investments: Delivery of documents of title

After the occurrence of an Event of Default the Company shall promptly on the request of the Security Trustee, deliver (or procure delivery) to the Security Trustee, and the Security Trustee shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Company (or its nominee(s)) is or becomes entitled together with any other document which the Security Trustee may reasonably request (in such form and executed as the Security Trustee may reasonably require) with a view to perfecting or improving its Security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.3	Investments: Exercise of rights

The Company shall not exercise any of its rights and powers in relation to any of the Investments in any manner which would prejudice the value of, or the ability of the Security Trustee to realise, the Security created by this Debenture.

8.4	Investments: Communications

The Company shall promptly execute and/or deliver to the Security Trustee a copy of each circular, notice, report, set of accounts or other document received by it or its nominee in connection with any Investment, as the Security Trustee requires.

9.	ACCOUNTS

9.1	Accounts: Notification and variation

The Company, during the subsistence of this Debenture:

(a)	shall promptly deliver to the Security Trustee on the date of this Debenture (and, if any change occurs thereafter, on the date of such change), details of each Account maintained by it with any bank or financial institution (other than with the Security Trustee); and

(b)	shall not, without the Security Trustee’s prior written consent, request or consent to the variation of the rights attaching to any Account or close any Account.

9.2	Accounts: Operation before Event of Default

Subject to the terms of the Credit Agreement, the Company shall prior to the occurrence of an Event of Default be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account other than an Assigned Account.

9.3	Accounts: Operation after Event of Default

After the occurrence of an Event of Default (which is continuing), the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Security Trustee.

9.4	Assigned Accounts

(a)	The Company shall not be entitled to withdraw or otherwise transfer any credit balance from time to time on any Assigned Account.

(b)	The Security Trustee shall, upon the occurrence of an Event of Default, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:

(i)	demand and receive all and any moneys due under or arising out of each Assigned Account; and

(ii)	exercise all such rights as the Company was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture.

9.5	Accounts: Application of moneys

The Security Trustee shall upon the occurrence of an Event of Default (which is continuing), be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Liabilities in accordance with Clause 18 (Application of moneys).

10.	MONETARY CLAIMS

10.1	Dealing with Monetary Claims

The Company shall not during the Security Period, without the prior written consent of the Security Trustee:

(a)	deal with the Monetary Claims except by getting in and realising them in a prudent manner (on behalf of the Security Trustee) and paying the proceeds of those Monetary Claims into an Account or as the Security Trustee may require (and such proceeds shall be held upon trust by the Company for the Security Trustee prior to such payment in); or

(b)	factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting.

10.2	Release of Monetary Claims: Before Event of Default

Prior to the occurrence of an Event of Default, the proceeds of the realisation of the Monetary Claims shall (subject to any restriction on the application of such proceeds contained in this Debenture or in the Credit Agreement), upon such proceeds being credited to an Account, be released from the fixed charge created pursuant to Clause 3.1 (Fixed charges) and the Company shall be entitled to withdraw such proceeds from such Account provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating charge) and the terms of this Debenture.

10.3	Release of Monetary Claims: After Event of Default

After the occurrence of an Event of Default (which is continuing), the Company shall not, except with the prior written consent of the Security Trustee, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account.

11.	INSURANCES

11.1	Insurances: Undertakings

The Company shall comply with the provisions of Section 5.6 (Insurance) of the Credit Agreement.

11.2	Application of insurance proceeds

All moneys received under or in respect of any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights to such moneys), prior to the occurrence of an Event of Default, be applied in accordance with the terms of the Credit Agreement; after the occurrence of an Event of Default (which is continuing), the Company shall hold such moneys upon trust for the Security Trustee pending payment to the Security Trustee for application in accordance with Clause 18 (Application of moneys) and the Company waives any right it may have to require that any such moneys are applied in reinstatement of any part of the Charged Property.

12.	REAL PROPERTY

12.1	Property: notification

The Company shall promptly notify the Security Trustee of any contract, conveyance, transfer or other disposition for the acquisition by the Company (or its nominee(s)) of any Real Property.

12.2	Lease covenants

The Company shall during the Security Period, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Charged Property is at any time subject:

(a)	pay the rents (if the lessee) and observe and perform in all material respects the covenants, conditions and obligations imposed (if the lessor) on the lessor or, (if the lessee) on the lessee; and

(b)	not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term.

12.3	General property undertakings

The Company shall during the Security Period:

(a)	repair and keep in good and substantial repair and condition to the reasonable satisfaction of the Security Trustee all the Real Property at any time forming part of the Charged Property;

(b)	not at any time without the prior written consent of the Security Trustee sever or remove any of the fixtures forming part of the Real Property or any of the plant or machinery on or in the Real Property (other than stock in trade or work in progress) except, in each case, for the purpose of any necessary repairs or replacement or if it is obsolete or redundant; and

(c)	comply with and observe and perform (a) all applicable requirements of all planning and environmental legislation, regulations and bye-laws relating to the Real Property, (b) any conditions attaching to any planning permissions relating to or affecting the Real Property and (c) any notices or other orders made by any planning, environmental or other public body in respect of all or any part of the Real Property, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.4	Entitlement to remedy

If the Company fails to comply with any of the undertakings contained in this Clause 12, the Security Trustee shall be entitled (with such agents, contractors and others as it sees fit), to do such things as may in the reasonable opinion of the Security Trustee be required to remedy such failure and all moneys properly spent by the Security Trustee in doing so shall be reimbursed by the Company on demand with interest from the date of payment by the Security Trustee until reimbursed in accordance with Clause 2.2 (Interest).

13.	GENERAL UNDERTAKINGS

13.1	Intellectual Property

The Company shall during the Security Period in respect of any Intellectual Property which is material to or required in connection with its business:

(a)	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

(b)	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

13.2	Information and access

The Company shall from time to time on request of the Security Trustee, furnish the Security Trustee with such information as the Security Trustee may reasonably require about the Company’s business and affairs, the Charged Property and its compliance with the terms of this Debenture and the Company shall permit the Security Trustee, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice to (a) inspect and take copies and extracts from the books, accounts and records of the Company and (b) to view the Charged Property (without becoming liable as mortgagee in possession).

14.	ENFORCEMENT OF SECURITY

14.1	Enforcement

At any time after the occurrence of an Event of Default (which is continuing) or if the Company requests the Security Trustee to exercise any of its powers under this Debenture, the Security created by or pursuant to this Debenture is immediately enforceable and the Security Trustee may, without notice to the Company or prior authorisation from any court, in its absolute discretion:

(a)	enforce all or any part of that Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

(b)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2	No liability as mortgagee in possession

Except in the case of fraud, gross negligence, wilful default or wilful misconduct, neither the Security Trustee nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable.

14.3	Right of appropriation

To the extent that any of the Charged Property constitutes “financial collateral” and this Debenture and the obligations of the Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Security Trustee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be (a) in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (b) in the case of Investments, the market price of such Investments determined by the Security Trustee by reference to a public index or by such other process as the Security Trustee may select, including independent valuation. In each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

14.4	Effect of moratorium

The Security Trustee shall not be entitled to exercise its rights under Clause 14.1 (Enforcement) or Clause 4 (Crystallisation of floating charge) where the right arises as a result of an Event of Default occurring solely due to any person obtaining or taking steps to obtain a moratorium pursuant to Schedule Al of the Insolvency Act 1986.

15.	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

15.1	Extension of powers

The power of sale or other disposal conferred on the Security Trustee and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Debenture.

15.2	Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Security Trustee of its right to consolidate all or any of the Security created by or pursuant to this Debenture with any other Security in existence at any time or to its power of sale, which powers may be exercised by the Security Trustee without notice to the Company on or at any time after the occurrence of an Event of Default (which is continuing).

15.3	Power of leasing

The statutory powers of leasing may be exercised by the Security Trustee at any time on or after the occurrence of an Event of Default and the Security Trustee and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

16.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

16.1	Appointment and removal

After the occurrence of an Event of Default (which is continuing), or if requested to do so by the Company, the Security Trustee may by deed or otherwise (acting through an authorised officer of the Security Trustee), without prior notice to the Company:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

(b)	appoint two or more Receivers of separate parts of the Charged Property;

(c)	remove (so far as it is lawfully able) any Receiver so appointed;

(d)	appoint another person(s) as an additional or replacement Receivers); or

(e)	appoint one or more persons to be an administrator of the Company.

16.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and removal) shall be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as Security Trustee for the Security Trustee; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Security Trustee from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

16.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Trustee under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Security Trustee in respect of any part of the Charged Property.

17.	POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property.

18.	APPLICATION OF MONEYS

All moneys received or recovered by the Security Trustee or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Trustee (notwithstanding any purported appropriation by the Company) in such order and manner as the Security Trustee shall think fit in or towards the discharge of all or any of the Secured Liabilities which are then due and payable in accordance with Section 2.4(b)(ii)(B) (Apportionment and Application) of the Credit Agreement.

19.	PROTECTION OF PURCHASERS

19.1	Consideration

The receipt of the Security Trustee or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Trustee or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

19.2	Protection of purchasers

No purchaser or other person dealing with the Security Trustee or any Receiver shall be bound to inquire whether the right of the Security Trustee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Trustee or such Receiver in such dealings.

20.	POWER OF ATTORNEY

20.1	Appointment and powers

The Company by way of security irrevocably appoints the Security Trustee and any Receiver jointly and severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)	carrying out any obligation imposed on the Company by this Debenture or any other agreement binding on the Company to which the Security Trustee is party (including the execution and delivery of any deeds, charges, assignments or other Security and any transfers of the Charged Property) which the Company has failed to comply with; and

(b)	enabling the Security Trustee and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Event of Default, the exercise of any right of a legal or beneficial owner of the Charged Property).

20.2	Ratification

The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

21.	EFFECTIVENESS OF SECURITY

21.1	Continuing Security

(a)	The Security created by or pursuant to this Debenture shall remain in full force and effect as a continuing Security for the Secured Liabilities until the end of the Security Period.

(b)	No part of the Security from time to time intended to be constituted by the Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.

21.2	Cumulative rights

The Security created, and the Collateral Rights provided, by or pursuant to this Debenture shall be cumulative, in addition to and independent of every other Security which the Security Trustee or any Secured Party may at any time hold for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law. No prior Security held by the Security Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the Security constituted by this Debenture.

21.3	No prejudice

The Security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person, or the Security Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Security Trustee holds the Security or by any other thing which might otherwise prejudice that Security or any Collateral Right.

21.4	Remedies and waivers

No failure on the part of the Security Trustee to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

21.5	No liability

None of the Security Trustee, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

21.6	Partial invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the Security.

21.7	Waiver of defences

The obligations of the Company under this Debenture and the Collateral Rights will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

(b)	the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of any Loan Party’s group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or Security or of the Secured Liabilities;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or Security or of the Secured Liabilities; or

(g)	any insolvency or similar proceedings.

21.8	Immediate recourse

The Company waives any right it may have of first requiring any Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Company under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.

21.9	Deferral of rights

Until such time as the Secured Liabilities have been discharged in full, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:

(a)	to be indemnified by any Loan Party;

(b)	to claim any contribution from any guarantor of any Loan Party’s obligations under the Loan Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.

22.	RELEASE OF SECURITY

22.1	Redemption of Security

After the end of the Security Period, the Security Trustee shall, at the request and cost of the Company, release and cancel the Security constituted by this Debenture and procure the reassignment to the Company of the property and assets assigned to the Security Trustee pursuant to this Debenture, in each case subject to Clause 22.2 (Avoidance of payments) and without recourse to, or any representation or warranty by, the Security Trustee or any of its nominees.

22.2	Avoidance of payments

If the Security Trustee (acting reasonably) considers that any amount paid or credited to any Secured Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Company under this Debenture and the Security constituted by this Debenture shall continue and such amount shall not be considered to have been irrevocably paid.

23.	SET-OFF

After an Event of Default has occurred and is continuing, the Security Trustee may set off any matured obligation due from the Company under the Loan Documents against any matured obligation owed by the Security Trustee (whether in its capacity as trustee or otherwise) to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Trustee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.	SUBSEQUENT SECURITY INTERESTS

If the Security Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Security affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or the Credit Agreement, all payments thereafter by or on behalf of the Company to the Security Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Liabilities as at the time when the Security Trustee received such notice.

25.	CURRENCY INDEMNITY

If any sum (a “Sum”) owing by the Company under this Debenture or any order or judgment given or made in relation to this Debenture has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company;

(b)	obtaining an order or judgment in any court or other tribunal;

(c)	enforcing any order or judgment given or made in relation to this Debenture; or

(d)	applying the Sum in satisfaction of any of the Secured Liabilities,

the Company shall indemnify the Security Trustee from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Security Trustee at the time of such receipt of such Sum.

26.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Liabilities, the Security Trustee may convert any moneys received or recovered by the Security Trustee or any Receiver pursuant to this Debenture from one currency to the currency in which the Secured Liabilities are due in accordance with the terms of the Credit Agreement. The Secured Liabilities shall only be satisfied to the extent of amount of the due currency purchased after deducting the costs of conversion.

27.	ASSIGNMENT

27.1	The Security Trustee may assign and transfer all or any of its rights and obligations under this Debenture, subject to the provisions of the Credit Agreement. The Security Trustee shall be entitled to disclose such information concerning the Company and this Debenture as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

27.2	The Company shall not assign or transfer all or any of its rights and obligations under this Debenture.

28.	NOTICES

28.1	Communications in writing

The provisions of Section 11 (Notices) of the Credit Agreement shall apply to this Debenture as though they were set out in full in this Debenture, except that references to “Borrower” therein shall be to “Company” herein.

28.2	English language

(a)	Any notice given under or in connection with this Debenture must be in English.

(b)	All other documents provided under or in connection with this Debenture must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	EXPENSES, STAMP TAXES AND INDEMNITY

29.1	Expenses

The Company shall, from time to time on demand of the Security Trustee reimburse the Security Trustee for all the costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by it in connection with:

(a)	the negotiation, preparation and execution of this Debenture and the completion of the transactions and perfection of the Security contemplated in this Debenture; and

(b)	the exercise, preservation and/or enforcement of any of the Collateral Rights or the Security contemplated by this Debenture or any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Security or of enforcing the Collateral Rights, and such costs and expenses shall carry interest from the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 2.2 (Interest) of this Debenture.

29.2	Stamp taxes

The Company shall pay all stamp, registration and other taxes to which this Debenture, the Security contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Trustee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

29.3	Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the Security constituted by this Debenture, indemnify on a full indemnity basis the Security Trustee, its Security Trustees, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Debenture, or the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property (unless such losses, liabilities and/or costs are sustained as a result of their fraud, gross negligence, wilful default or wilful misconduct).

30.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Security Trustee under this Debenture shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

31.	DISCRETION AND DELEGATION

31.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture by the Security Trustee or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

31.2	Delegation

Each of the Security Trustee and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Security Trustee or the Receiver itself.

32.	COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

33.	GOVERNING LAW

This Debenture and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

34.	JURISDICTION

34.1	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity or any disputes arising out of or in connection with any non-contractual obligations).

34.2	Convenient forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

34.3	Exclusive jurisdiction

This Clause 34 (Jurisdiction) is for the benefit of the Security Trustee only. As a result and notwithstanding Clause 34.1 (English courts), it does not prevent the Security Trustee from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Security Trustee may take concurrent proceedings in any number of jurisdictions.

THIS DEBENTURE has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF ASSIGNED ACCOUNTS

[On Headed Notepaper of the Company]

[Date]

[Bank]

[Branch]

Attention: [         ]

Dear Sirs,

1	We hereby give you notice that by a debenture dated [●] 2013, we have charged and assigned to Wells Fargo Bank, National Association (the “Security Trustee”) by way of first fixed charge and assignment all our rights, title, interest and benefit in and to the following account(s) held with yourselves (including any renewal or redesignation of such account) and all amounts standing to the credit of such account from time to time:

Account No. [●], sort code [●]

Account No. [●], sort code [●]

[Repeat as necessary]

(the “Assigned Account(s)”).

2	We hereby agree to indemnify you on demand and against any and all costs, losses and expenses suffered or incurred by you as a result of complying with the undertakings contained in the acknowledgement to this notice with which you are hereby instructed to comply, together with all other instructions which you may receive from the Security Trustee from time to time in relation to such undertakings.

3.	Please acknowledge receipt of this letter by returning a copy of the attached letter on your own headed notepaper with a receipted copy of this notice forthwith, to the Security Trustee at [●], Attention: [●].

Yours faithfully

for and on behalf of

RF2M Microelectronics Ltd

[On the Headed Notepaper of Bank]

[Date]

Wells Fargo Bank, National Association (the “Security Trustee”)

[Address]

Attention: [●]

Dear Sirs,

RF2M Microelectronics Ltd (the “Company”)

1	We refer to the notice dated [●] 2013, received from the Company with respect to the fixed charge and assignment which it has granted to you over the Assigned Account(s) (the “Notice”).

2	Terms not defined in this letter shall have the meanings given to them in the Notice.

3	We hereby acknowledge that the Company has charged to you by way of a first fixed charge, and assigned, all of its rights, title, interest and benefit in and to the Assigned Account.

4	We hereby acknowledge that we have not received notice of any previous assignments of, charges over or trusts in respect of, the Assigned Account.

5	We hereby irrevocably undertake to you that until receipt by us of notice from you confirming that you no longer have any interest in the Assigned Account we shall:

(a)	not exercise any right of combination, consolidation, merger or set-off which we may have in respect of, or otherwise exercise any other right which we may have to apply any monies from time to time standing or accruing to the credit of the Assigned Account save for fees and charges payable to us for the operation of the Assigned Account;

(b)	promptly notify you of any renewal, renumbering or redesignation of any and all of the Assigned Account;

(c)	promptly send to you copies with respect to all the Assigned Account of all statements and, if requested by you, copies of all credits, debits and notices given or made by us in connection with such account;

(d)	not permit or effect any withdrawal or transfer from the Assigned Account by or on behalf of the Company save for withdrawals and transfers requested by you in writing to us pursuant to the terms of this letter;

(e)	comply with all instructions received by us from you from time to time with respect to the conduct of the Assigned Account provided that such instructions are given in accordance with the terms of this letter;

(f)	comply with all instructions received by us from you from time to time with respect to the movement of funds from the Assigned Account provided that:

(i)	all instructions are received in writing, by facsimile, to us at facsimile number [●], attention: [●];

(ii)	all instructions must be received by 2pm if they are to be complied with on the same Business Day. Instructions received outside such hours will be complied with on the next Business Day following such receipt. Facsimile instructions will be deemed received at the time of transmission;

(iii)	all instructions are given in compliance with the mandate entered into by you stipulating who may give instructions to us; and

(iv)	to the extent that an instruction is given which would in our opinion cause the Assigned Account to become overdrawn we will transfer the outstanding balance in the account;

(g)	we shall not be obliged to comply with any instructions received from you where:

(i)	due to circumstances not within our direct control we are unable to comply with such instructions; and

(ii)	that to comply with such instructions will breach a Court Order or be contrary to applicable laws;

and in each case we shall give notice thereof to the Company and the Security Trustee as well as reasons why we cannot comply with such instructions;

(h)	in the event that we are unable to comply with any instructions due to circumstances set out in paragraph 4(g) we shall not be responsible for any loss caused to you or to the Company and in any event we shall not be liable for any consequential, special, secondary or indirect loss of or damage to goodwill, profits or anticipated savings (however caused); and

(i)	you acknowledge that we are obliged to comply with the terms of this letter and that we have no notice of the particulars of the charge granted to you by the Company other than as set out in the Notice and this letter. You further acknowledge that subject to the terms of this letter we shall not be liable to you in any respect if the Company operates the Assigned Account in breach of any agreement entered into by the Company with you.

6	We note that, for the purposes of this letter, all notices, copy notices, advices and correspondence to be delivered to you shall be effectively delivered if sent by facsimile to you at number [●] or by post at the address at the top of this letter, in both cases marked for the attention of the [●].

We are irrevocably authorised by you to follow any instructions received from you in relation to the Accounts from any person that we reasonably believe is an authorised officer of the Security Trustee, without further inquiry as to the Security Trustee’s right or authority to give such instructions and we shall be fully protected in acting in accordance with such instructions.

This letter and any non-contractual obligations arising out of it or in connection with it are governed by and shall be construed in accordance with English law.

Yours faithfully	[We hereby acknowledge and accept the terms of this letter

for and on behalf of [Bank]	for and on behalf of [Security Trustee]]

SCHEDULE 2

FORM OF NOTICE OF CHARGE OF ACCOUNTS

[On Headed Notepaper of the Company]

[Date]

[Bank]

[Branch]

Attention: [         ]

Dear Sirs,

1	We hereby give you notice that by a debenture dated [●] 2013 (the “Debenture”), we have charged to Wells Fargo Bank, National Association (the “Security Trustee”) all our rights, title, interest and benefit in and to the following account(s) held with yourselves (including any renewal or redesignation of such account) and all amounts standing to the credit of such account from time to time:

Account No. [●], sort code [●]

Account No. [●], sort code [●]

[Repeat as necessary]

(the “Account(s)”).

2	We hereby agree to indemnify you on demand and against any and all costs, losses and expenses suffered or incurred by you as a result of complying with the undertakings contained in the acknowledgement to this notice with which you are hereby instructed to comply, together with all other instructions which you may receive from the Security Trustee from time to time in relation to such undertakings.

3.	Please acknowledge receipt of this letter by returning a copy of the attached letter on your own headed notepaper with a receipted copy of this notice forthwith, to the Security Trustee at [●], Attention: [●].

Yours faithfully

for and on behalf of

RF2M Microelectronics Ltd

[On Headed Notepaper of the Bank]

[Date]

Wells Fargo Bank, National Association (the “Security Trustee”)

[Address]

Attention: [●]

Dear Sirs,

RF2M Microelectronics Ltd (the “Company”)

We refer to the notice dated [●] 2013, received from the Company with respect to the charge which it has granted to you over the Accounts (the “Notice”).

Terms not defined in this letter shall have the meanings given to them in the Notice.

We hereby acknowledge that the Company has charged to you all of its rights, title, interest and benefit in and to the Accounts.

We hereby acknowledge that we have not received notice of any previous assignments of, charges over or trusts in respect of, the Accounts.

We hereby irrevocably undertake to you that until receipt by us of notice from you confirming that you no longer have any interest in the Accounts we shall:

(a)	following receipt of written notice from you that an enforcement event has occurred and/or the floating charge over the Accounts has crystallised, not exercise any right of combination, consolidation, merger or set-off which we may have in respect of, or otherwise exercise any other right which we may have to apply any monies from time to time standing or accruing to the credit of the Accounts save for fees and charges payable to us for the operation of the Accounts;

(b)	promptly notify you of any renewal, renumbering or redesignation of any and all of the Accounts;

(c)	upon request from send to you copies with respect to all the Accounts of all statements together with copies of all credits, debits and notices given or made by us in connection with such account;

(d)	permit or effect any withdrawal or transfer from the Accounts in accordance with the Company’s mandate with us until either (i) the date on which we receive written notice from you that an event of default has occurred and is continuing, or (ii) the date on which we receive written notice from you terminating the Company’s right to operate the Accounts;

(e)	following receipt of written notice from you that an event of default has occurred and is continuing, comply with all instructions received by us from you from time to time with respect to the conduct of the Company’s Accounts provided that such instructions are given in accordance with the terms of this letter;

(f)	following receipt of written notice from you that an event of default has occurred and is continuing, comply with all instructions received by us from you from time to time with respect to the movement of funds from the Accounts provided that:

(i)	all instructions are received in writing, by facsimile, to us at facsimile number [●], attention: [●];

(ii)	all instructions must be received by 2pm if they are to be complied with on the same Business Day. Instructions received outside such hours will be complied with on the next Business Day following such receipt. Facsimile instructions will be deemed received at the time of transmission; and

(iii)	to the extent that an instruction is given which would in our opinion cause any Account to become overdrawn we will transfer the cleared balance in the account.

(g)	we shall not be obliged to comply with any instructions received from you where:

(i)	due to circumstances not within our direct control we are unable to comply with such instructions; and

(ii)	that to comply with such instructions will breach a Court Order or be contrary to applicable laws;

and in each case we shall give notice thereof to you and the Company as well as reasons why we cannot comply with such instructions;

(h)	in the event that we are unable to comply with any instructions due to circumstances set out in paragraph (g) we shall not be responsible for any loss caused to you or to the Company and in any event we shall not be liable for any consequential, special, secondary or indirect loss of or damage to goodwill, profits or anticipated savings (however caused); and

(i)	you acknowledge that we are obliged to comply with the terms of this letter and that we have no notice of the particulars of the charge granted to you by the Company other than as set out in the Notice and this letter. You further acknowledge that subject to the terms of this letter we shall not be liable to you in any respect if the Company operates the Accounts in breach of any agreement entered into by the Company with you.

We are irrevocably authorised by you to follow any instructions received from you in relation to the Accounts from any person that we reasonably believe is an authorised officer of the Security Trustee, without further inquiry as to the Security Trustee’s right or authority to give such instructions and we shall be fully protected in acting in accordance with such instructions.

Subject to paragraph (a), [            ] has not waived any of its rights of set-off, netting or combination which it has in respect of the Accounts.

This letter and any non contractual obligations arising out of it or in connection with it are governed by and shall be construed in accordance with English law.

Yours faithfully	[We hereby acknowledge and accept the terms of this letter

for and on behalf of [Bank]	for and on behalf of [Security Trustee]]

SCHEDULE 3

DETAILS OF REAL PROPERTY

Title Number	Tenure	Address	Description
NK131876	Freehold	Fenner Road, South Denes, Great Yarmouth, NR30 3PX	Central office building, and test house/chemical storage/workshop

SIGNATURE PAGE TO DEBENTURE

The Company	)
)

EXECUTED as a DEED by RF2M MICROELECTRONICS LTD acting by a director, in the presence of:	/s/ Bel W. Lazar
Director

/s/ Tara F. Condon
Signature of witness

Name:	Tara F. Condon

Address:	120 Corporate Blvd., Suite A

South Plainfield, NJ 07080

The Security Trustee

EXECUTED as a DEED	)
by WELLS FARGO BANK, NATIONAL ASSOCIATION	)
acting by two authorised signatories	)

/s/ Carolyn Glick
Authorised signatory

Authorised signatory